As filed with the Securities and Exchange Commission on May 29, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

U.S. HOME SYSTEMS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	75-2922239
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification Number)

405 State Highway 121 Bypass, Building A, Suite 250, Lewisville, TX 75067

(Address, including zip code, of Registrant’s principal executive offices)

2004 RESTRICTED STOCK PLAN

(Full title of the Plan)

Richard B. Goodner.

Vice President - Legal Affairs and General Counsel

U.S. Home Systems, Inc.

405 State Highway 121 Bypass

Building A, Suite 250

Lewisville, TX 75067

(214) 488-6324

(Name and address, including zip code, and

telephone number, including area code, of agent for service)

Copy to:

James S. Ryan, III

Jackson Walker, L.L.P.

901 Main Street, Suite 6000

Dallas, TX 75202

(214) 953-5801

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price(2)	Amount of Registration Fee
Common Stock, par value $0.001	500,000 shares	$13.56 (2)	$6,780,000	$208.15

(1)	This registration statement covers shares of common stock issued or issuable under the registrant’s 2004 Restricted Stock Plan. This registration statement shall also cover any additional securities that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)	The fee is computed, in accordance with Rule 457(c) under the Securities Act, based on the average of the high and low prices of the registrant’s common stock reported on the NASDAQ Global Market on May 23, 2007.

EXPLANATORY NOTE

As permitted by Rule 429 under the Securities Act of 1933, the prospectus filed together with this registration statement is a combined resale prospectus which shall be deemed a post-effective amendment to the registrant’s registration statement numbered 333-96753 on Form S-8.

Registration statement on Form S-8 numbered 333-96753 was filed previously on July 19, 2002 with the SEC by the registrant to register 1,190,674 shares of its common stock, par value $0.001 per share, issued or issuable under its Amended and Restated 2000 Stock Compensation Plan.

This registration statement is being filed to: (1) register the shares of common stock issued or issuable under the registrant’s 2004 Restricted Stock Plan and (2) file a prospectus, as permitted by Form S-8 General Instruction C and Rule 429 under the Securities Act, to be used for reoffers and resales by directors and executive officers of the registrant of shares purchased under the Amended and Restated 2000 Stock Compensation Plan and reoffers and resales by directors, executive officers and employees of shares of restricted shares acquired under the 2004 Restricted Stock Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified by Part I will be sent or given to eligible participants as specified by Rule 428(b)(l) under the Securities Act of 1933, or Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, including all exhibits thereto, which have been previously filed with the Securities and Exchange Commission, or the “SEC”, are hereby incorporated by reference in this registration statement:

a)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

b)	All Quarterly Reports on Form 10Q and all other reports filed by us with the SEC pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, since the end of the fiscal year covered by the Annual Report referred to in (a) above;

c)	Definitive Proxy Statement filed on April 24, 2007;

d)	Current Reports on Form 8-K filed on March 21, April 11, May 14 and May 15, 2007; and

e)	The description of the Company’s capital stock contained in the Company’s registration statement on Form S-1, SEC file number 333-111336, declared effective on June 23, 2004.

All documents subsequently filed by the registrant under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the effective date of this registration statement and prior to the termination of the offering of the common stock offered hereby shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of those documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Delaware law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors’ fiduciary duties as directors

Our certificate of incorporation limits the liability of our directors to us or our stockholders to the fullest extent permitted by Delaware law. Specifically, our directors will be personally liable for monetary damages for breach of director’s fiduciary duty in such capacity, except for liability:

•	for any breach of the director’s loyalty to us or our stockholders;

•	for act or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

•	for unlawful payments of dividends or unlawful stock purchases or redemptions as provided on Section 174 of the Delaware General Corporation Law; or

•	for any transaction from which the director derived an improper personal benefit.

The effect of the provisions of our certificates of incorporation is to eliminate our right and the right of our stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from grossly negligent behavior), except in the situations described above. This provision does not limit or eliminate our rights or the rights of our stock holders to seek monetary relief, such as an injunction or recession, in the event of a breach of any director’s duty of care.

Delaware law authorizes us to indemnify our officers, directors, employees and agents against liabilities, other than liabilities to the corporation, arising because that individual was an officer, director, employee or agent of the corporation so long as the individual acted in good faith an in a manner he or she reasonably believed to be in the best interests of the corporation and not unlawful. Our certificate of incorporation and bylaws provide that our officers, directors, employees and agents will be indemnified by us for liabilities rising because such individual was one of our officers, directors, employees and agents to the fullest extent permitted by Delaware law. Our bylaws also provide that we shall indemnify each of our directors, provide similar indemnification to any other person we have the power to indemnify under Delaware law.

These provisions in our certificate of incorporation and bylaws do not alter the liability of our officers and directors under federal securities laws and do not affect the right to sue under federal securities laws from violations thereof.

We believe that these indemnification provisions and insurance are necessary to attract and retain qualified directors and officers.

These limitations of liability provisions in our certificate of incorporation and bylaws may reduce the likelihood of derivative litigation against our officers and directors and may discourage or deter our stockholders or management from bringing a lawsuit against our officers and directors for breach of their duty of care, even though the action if successful, might otherwise have benefited us and our stockholders. Furthermore, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

We maintain a policy of insurance for directors and officers providing indemnification for our officers and directors for liabilities they may incur while serving in such capacities or arising out of his or her status as such.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description

5	Opinion of Jackson Walker L.L.P., counsel for the Registrant.

23.1	Consent of Jackson Walker L.L.P., (contained in the Opinion filed as Exhibit 5 hereto).

23.2	Consent of Grant Thornton LLP.

24	Power of Attorney (contained on the signature page hereto).

99	U.S. Home Systems, Inc. 2004 Restricted Stock Plan.

Item 9.	Undertakings.

a. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining liability under the Securities Act of 1933. each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

RESALE PROSPECTUS

U.S. Home Systems, Inc.

264,402 Shares

Common Stock, Par Value $0.001

We are engaged in two lines of business, the home improvement business and the consumer finance business. In our home improvement business, we manufacture or procure, design, sell and install custom quality, specialty home improvement products exclusively for The Home Depot customers in designated markets. These products are marketed under The Home Depot Kitchen and Bathroom Refacing® and The Home Depot Installed Decks® brands. Our principal product lines include kitchen and bathroom cabinetry and cabinet refacing products, and wood decks and related accessories. Since October 2003, our home improvement operations have engaged in an aggressive expansion program in connection with our agreement with The Home Depot. Our principal executive office is located at 405 State Highway 121 Bypass, Building A, Suite 250, Lewisville, Texas, 75067, telephone number (214) 488-6300.

Our common stock is listed on the Nasdaq Global Market under the symbol “USHS”.

Our officers, directors and certain employees who are listed on page 3 below as “selling stockholders” may sell up to the number of shares of our common stock listed in the “Shares Available to be Sold” column opposite their names. Selling stockholders may sell these shares at any time after issuance, but they are not required to sell any shares. The amounts listed under “Shares Available to be Sold” do not constitute commitments to sell any or all of the stated number of shares. The selling stockholders acquired or may acquire the shares available to be sold under our employee and director benefit plans.

Investing in our common stock involves risks. Please see “ Risk Factors” on Page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2007

ABOUT THIS PROSPECTUS

This prospectus relates to 264,402 shares (the “Shares”) of our common stock. The selling stockholders, which include our directors, executive officers and certain of our employees, described in this prospectus may sell the Shares until we terminate this offering. As used in this prospectus, the terms “we,” “us.” “our” and “USHS” mean U.S. Home Systems Inc., a Delaware corporation, and its subsidiaries, unless the context indicates a different meaning.

We have agreed to pay the expenses incurred in registering the Shares, including legal and accounting fees.

Most of the information about us that you need to know before you invest in the Shares is not included, but rather is incorporated by reference, in this prospectus. You should obtain and read the information described below under the headings “Documents Incorporated by Reference” and “Where You Can Find More Information” in order to get all the important information about USHS.

RISK FACTORS

The information included and incorporated by reference in this prospectus contains “forward-looking statements,” within the meaning of the federal securities laws. These statements describe our plans and beliefs concerning future business conditions and the outlook for USHS based on currently available information. Our actual results could differ materially from those described in the forward-looking statements due to a number of risks and uncertainties.

Investing in our securities involves risks. The most significant factors that make an investment in our securities risky or speculative are discussed (a) under the captions “Item 1. Business – Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report on Form 10-K; and (b) in our most recent reports filed with the SEC that are incorporated by reference in this prospectus. These factors, and others that are not presently known to us, may cause our operating results to vary from anticipated results or may materially and adversely affect our business and financial condition. If any of the unfavorable events or circumstances described in the risk factors actually occur, our business may suffer, the trading price of our common stock and other securities could decline, and you could lose all or part of your investment.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the common stock offered by this prospectus, but we will receive the exercise price upon the exercise of any options by the selling stockholders. We plan to use any such proceeds for working capital purposes.

SELLING STOCKHOLDERS

This prospectus relates to Shares that are being registered for reoffers and resales by selling stockholders who have acquired or may acquire Shares under our employee benefit plans (including any adjustment shares). The selling stockholders may resell any or all of the Shares, when issued, at any time they choose while this prospectus is effective, but they are not required to sell any Shares.

Executive officers and directors, their family members, trusts for their benefit, or entities that they control, that acquire common stock under our benefit plans may be added to the selling stockholder list below by a prospectus supplement filed with the SEC. The number of Shares available to be sold by any selling stockholder under this prospectus also may be increased or decreased by a prospectus supplement. Non-affiliates who purchased restricted securities, defined in Rule 144(a) under the Securities Act of 1933, under any of our employee benefit plans and who are not named below may use this prospectus for the offer or sale of their common stock if they hold 1,000 shares or less. Although a person’s name is included in the table below, neither that person nor we are making an admission that the named person is our “affiliate.”

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An affiliate is defined in Rule 405 under the Securities Act of 1933 as a “person that directly, or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with” us.

The information in the table below sets forth, for each selling stockholder, based upon information available to us as of May 29, 2007, the number of shares of our common stock beneficially owned before and after the sale of the Shares (assuming the sale of all Shares) and the percentage of the outstanding shares of our common stock beneficially owned after the sale of the Shares.

The table below also sets forth “Shares Available to be Sold”, which represents the maximum number of Shares that could be sold under this prospectus if the holder sold all of his or her Shares, exercised all of his or her options when vested and sold the underlying Shares. The amounts listed under “Shares Available to be Sold” do not constitute commitments to sell any or all of the stated number of Shares. The actual number of Shares to be sold, if any, shall be determined, from time to time, by each Selling Stockholder, in his or her discretion. We have not been informed whether any selling stockholders intend to sell any Shares.

Name of Selling Stockholder	Amount and Nature of Beneficial Ownership(1)	Shares Available to be Sold(2)		Shares Beneficially Owned after Offering	Percentage of Class(3)
					Before Offering	After Offering
Murray H. Gross(4)	11,000	27,000	(5)	0	*	0%
Peter T. Bulger(6)	37,286	44,740	(7)	0	*	0%
Steven Gross(8)	26,158	31,697	(9)	0	*	0%
Robert A. DeFronzo(10)	27,458	29,832	(11)	0	*	0%
Richard B. Goodner(12)	26,152	27,111	(13)	0	*	0%
D. S. Berenson(14)	57,119	57,119	(15)	0	*	0%
Don A. Buchholz(14)	2,006	2,006		0	*	0%
Larry A. Jobe(14)	7,648	7,648		0	*	0%
Kenneth Murphy(14)	5,167	5,167		0	*	0%
Blain Bielawski(16)	3,199	7,098		0	*	0%
Donald J. Cipriano(16)	2,298	2,823		0	*	0%
Raymond C. Gollaher(16)	1,368	2,067		0	*	0%
Walter Gressot(16)	1,713	2,713		0	*	0%
Mark S. Grossman(16)	2,500	5,000		0	*	0%
George G. Ham(16)	1,111	1,611		0	*	0%
Richard Kennedy(16)	907	1,407		0	*	0%
George F. Mayer(16)	1,892	3,641		0	*	0%
David Pruett(16)	1,000	2,000		0	*	0%
Stephen A. Thompson(16)	1,593	2,153		0	*	0%
James Ridings(17)	1,569	1,569		0	*	0%

*	Less than 1%

1	Shares underlying stock options are deemed to be beneficially owned if the holder of the options has the right to acquire beneficial ownership of the underlying shares within 60 days of May 29, 2007. Holders of restricted shares of common stock issued pursuant to our 2004 Restricted Stock Plan have voting rights with respect to such shares even though they may not have fully vested. This column reflects vested restricted stock awards and options.

2	Includes all outstanding restricted stock awards and shares underlying stock options granted to executive officers and outstanding restricted stock awards granted to directors and certain employees under employee and director benefit plans, whether vested or not and whether in or out of the money.

3	Percentage calculations are based on 8,360,145 shares of our common stock outstanding as of May 23, 2007.

4	Mr. Gross is our chief executive officer and chairman of our board of directors.

5	Includes 27,000 restricted shares of common stock awarded to Mr. Gross pursuant to our 2004 Restricted Stock Plan, or 2004 Plan.

6	Mr. Bulger is our president and chief operating officer.

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7	Includes 31,469 shares which may be purchased upon exercise of stock options and 13,271 restricted shares of common stock awarded to Mr. Bulger pursuant to the 2004 Plan.

8	Steven Gross is our executive vice president of marketing and chief marketing officer. Steven Gross is the son of Murray Gross.

9	Includes 21,532 shares which may be purchased upon exercise of stock options and 10,165 restricted shares of common stock awarded to Mr. Gross pursuant to the 2004 Plan.

10	Mr. DeFronzo is our secretary, treasurer and chief financial officer.

11	Includes, 25,000 shares which may be purchased upon exercise of stock options and 4,832 restricted shares of common stock awarded to Mr. DeFronzo pursuant to the 2004 Plan.

12	Mr. Goodner is our vice president – legal affairs and general counsel.

13	Includes 25,000 shares which may be purchased upon exercise of stock options and 2,111 restricted shares awarded to Mr. Goodner pursuant to the 2004 Plan.

14	One of our directors.

15	Includes 52,500 shares which may be purchased upon exercise of stock options and 4,039 restricted shares awarded to Mr. Berenson pursuant to the 2004 Plan.

16	Employees of the Company who have received restricted stock awards for the number of shares as noted in the “Shares Available to be Sold” column.

17	A former director of the Company.

PLAN OF DISTRIBUTION

The selling stockholders may sell the common stock only for their own accounts. The Shares are listed on the Nasdaq Global Market, subject to official notice of issuance. The selling stockholders, their donees or other transferees and successors in interest permitted to use Form S-8, under General Instruction A of Form S-8, may sell or transfer Shares for value in one or more transactions on the Nasdaq Global Market (or any successor stock exchange), in negotiated transactions or in a combination of these methods of sale, at market prices prevailing at the time of sale, at prices related to those market prices or at prices otherwise negotiated.

The selling stockholders may effect transactions by selling Shares to or through broker-dealers. Those broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders and/or the purchasers of the Shares for whom the broker-dealers may act as agents, which compensation may be more or less than customary commissions. None of the selling stockholders, at the date of this prospectus, has any agreement, arrangement or understanding with any broker or dealer to sell any of the Shares. All selling and other expenses incurred by individual selling stockholders will be borne by those selling stockholders.

We do not know whether any of the selling stockholders will sell any or all of their Shares under this prospectus. We may terminate this offering without notice at any time.

LEGAL MATTERS

The validity of the Shares has been passed upon by our counsel, Jackson Walker L.L.P., Dallas, Texas and as of May 29, 2007, partners of Jackson Walker L.L.P. owned 100 shares of our common stock.

EXPERTS

Grant Thornton LLP, an independent registered public accounting firm, has audited our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2006, as set forth in their report, which is incorporated in this prospectus by reference. Our consolidated financial statements are incorporated by reference in reliance on their report, given on Grant Thornton LLP’s authority as experts in accounting and auditing.

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DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is part of this prospectus. Information that we file at a future date with the SEC will update and supersede this information. For further information about U.S. Home Systems, Inc. and our common stock, please read the documents incorporated by reference below.

We incorporate by reference the documents listed below and all documents that we file in the future with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the termination of this offering:

a)	Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

b)	All Quarterly Reports on Form 10Q and all other reports filed by us with the SEC pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, since the end of the fiscal year covered by the Annual Report referred to in (a) above;

c)	Definitive Proxy Statement filed on April 24, 2007;

d)	Current Reports on Form 8-K filed on March 21, April 11, May 14 and May 15, 2007; and

e)	The description of our common stock contained in the Company’s registration statement on Form S-1, SEC file number 333-11136, declared effective on June 23, 2004

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of the information that we have incorporated by reference in this prospectus. You may request copies of this information in writing or orally, and we will provide it at no cost. You may contact us at our principal executive office: 405 State Highway 121 Bypass, Building A, Suite 250, Lewisville, Texas 75067, Phone number: 214-488-6324, Attention: General Counsel.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus constitutes a part of each of two registration statements, that we have filed on Form S-8 with the SEC concerning the Shares: File Nos. 333-                 (filed on                     , 2007), and 333-96753 filed on July 19, 2002. We also file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy the registration statements and any materials that we file at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at l-800-SEC-0330. Our documents may also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005. The SEC maintains an Internet site that contains reports, proxy and information statements and other information about issuers, including us, that file electronically with the SEC. The SEC’s web site is located at: http://www.sec.gov.

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No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

264,402 Shares

Common Stock

PROSPECTUS

May         , 2007

[ Back Cover Page ]

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lewisville, State of Texas on this 29th day of May, 2007.

U.S. HOME SYSTEMS, INC.

By:	/s/ Murray H. Gross
Murray H. Gross, Chairman and
Chief Executive Officer, and Director

Power of Attorney

Each person whose signature to this Registration Statement appears below hereby appoints Murray H. Gross and Richard B. Goodner, and each of them acting singly, as his or her attorney-in-fact, to sign on his or her behalf individually and in the capacity stated below and to file all amendments and post-effective amendments to this Registration Statement, which amendment or amendments may make such changes and additions to this Registration Statement as such attorney-in-fact may deem necessary or appropriate.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Date	Title

/s/ Murray H. Gross Murray H. Gross	May 29, 2007	Chairman, Chief Executive Officer and Director

/s/ Robert A. DeFronzo Robert A. DeFronzo	May 29, 2007	Secretary/Treasurer and Chief Financial Officer (Principal Accounting Officer)

/s/ D.S. Berenson D.S. Berenson	May 29, 2007	Director

/s/ Don A. Buchholz Don A. Buchholz	May 29, 2007	Director

/s/ Larry A. Jobe Larry A. Jobe	May 29, 2007	Director

/s/ Kenneth L. Murphy Kenneth L. Murphy	May 29, 2007	Director

EXHIBIT INDEX

Exhibit Number	Description

5	Opinion of Jackson Walker L.L.P., counsel for Registrant.

23.1	Consent of Jackson Walker L.L.P. (contained in the Opinion filed as Exhibits hereto).

23.2	Consent of Grant Thornton LLP.

24	Power of Attorney (contained on the signature page hereof).

99	U.S. Home Systems, Inc. 2004 Restricted Stock Plan

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